BETWEEN

Blue Vault Digital Pty Ltd
ABN: 88 126 638 417
The Technopark Unit 37 No 6 Herbert Street
St Leonards NSW 2065
Australia
p: 612 9310 0155 - f: 612 9310 0166
e: sales@bluevaultdigital.com
w: www.bluevaultdigital.com
w: www.mybluepiemusic.com

AND

WinSonic Digital Media Group, Ltd.
WinSonic Digital Cable Systems Network, Ltd.
101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
USA
e: winston@WinSonic.net
p: (0011 +1) 404-230-5705
f: (0011 +1) 404-230-0300
w: www.WinSonic.net

[*Client*] (the 'Client')

DIGITAL STORE AGREEMENT

BETWEEN:

Blue Vault Digital Pty Ltd (Herein after referred to as 'BVD')
ABN: 88 126 638 417
The Technopark Unit 37 No 6 Herbert Street
St Leonards NSW 2065
Australia
p: 612 9310 0155 - f: 612 9310 0166
e: sales@bluevaultdigital.com
w: www.bluevaultdigital.com
w: www.mybluepiemusic.com

AND

WinSonic Digital Media Group, Ltd. (Herein after referred to as [Client] (the 'Client')
WinSonic Digital Cable Systems Network, Ltd.
101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
USA
e: winston@WinSonic.net
p: (0011 +1) 404-230-5705
f: (0011 +1) 404-230-0300
w: www.WinSonic.net

RECITALS

A)BVD is in the business of creating and operating online digital "stores" through which sound recordings, audio-visual programmes and other content in digital form are distributed and sold to the public.

B)The Client has engaged BVD to create and operate the Store during the Term as set out in this Agreement.

1. DEFINITIONS

Words and phrases with capital letters will have the following meanings, unless repugnant to context:

'**Agreement**' means this digital store agreement, and all Schedules and Attachments.

'**Attachment**' means an attachment to this Agreement.

'**BVD Data**' means any and all data and information compiled, aggregated or generated by BVD in connection with the sale of Content from the Store, which may include without limitation data or information in the nature of customer trends, purchase histories or demographics, expenditure patterns, but excludes any and all Personal Client Customer Data.

'**BVD Intellectual Property**' means:

(a) all Intellectual Property in and attaching to the Store, excluding any Client Intellectual Property;

9-16-08

(b) the BVD Trade Marks;

(c) the BVD Data;

(d) the source code and operating software in the website that comprises the Store; and

(e) all Content controlled and or managed under license by BVD and its partner Blue Pie Productions.

'BVD Trade Marks' means Blue Vault Digital, Blue Pie Productions, Magic Blue Creative, and any and all other trade marks and names (whether registered or unregistered) owned, controlled or used under licence by BVD from time-to-time, but excluding the Client Trade Marks.

'Clause' means a clause of this Agreement.

'Client Customer Data' means all information and data in the Client's possession or control relating to customers and consumers of the Client's goods or services (including without limitation customers purchasing Content from the Store).

'Client Intellectual Property' means:

(a) the Client Trade Marks;

(b) the Client Customer Data;

(c) the Store URL; and

(d) any copyright works, copyright subject matter or other material supplied by the Client for inclusion in, or incorporation into the Store.

'Client Trade Marks' means the names and trade marks specified in Schedule B and any and all other names and trade marks (whether registered or unregistered) owned by the Client from time-to-time.

'Commencement Date' means the earlier of the date of this Agreement and/or the execution signing date of this agreement.

'Confidential Information' includes without limitation:

(a) in the case of the Client, the Client Customer Data; and

(b) in the case of BVD, the BVD Data.

'**Content**' includes without limitation sound recordings and audio-visual programmes in digital form.

'**Go Live Date**' means the first date on which BVD causes the Store to be made available to members of the public on the internet, by mobile telephone network or other wireless means.

'**Gross Revenue**' means any and all revenue from the sale of Content through the Store.

'**Initial Period**' means the period set out in Schedule A.

'**Intellectual Property**' includes without limitation subject matter protected by a group of legislative and common law rights including the rights established under the law of copyright, design, patent, circuit layouts, confidential information, trade marks, business goodwill and reputation.

'**Liquidation**' includes without limitation bankruptcy, official management, receivership, provisional liquidation, compromise with creditors, arrangement with creditors, amalgamation, reconstruction, administration (voluntary or otherwise), winding up, dissolution, insolvency or assignment for the benefit of creditors.

'**Maintenance**' means the services provided by BVD under Clause 5.5 and bug, error and defect fixes and content updates and or maintenance.

'**Net Receipts**' means Gross Revenue minus any and all costs and expenses of the Store in generating that Gross Revenue, including without limitation data storage and delivery charges, bank charges, charges of payment providers, platform charges, applicable consumer taxes, and any and all payments (including without limitation royalties) made to Content providers, Content rights holders and collecting societies in any jurisdictions.

'**Non-Identifying Client Customer Data**' means any and all Client Customer Data that is not Personal Client Customer Data, and includes without limitation information on a customer's street of residence (but not individual street number), postcode, country, sex and age.

'**Personal Client Customer Data**' means Client Customer Data which may be used to identify or contact individual customers, namely customer names, addresses, email addresses, telephone numbers, bank account or credit card details, and other contact details.

'**Schedule**' means a schedule to this Agreement.

'**Store**' means an internet website branded with the Client Trade Marks which offers Content for sale to the public.

'**Store Creation Services**' means the services of creating and establishing the Store, as more particularly set out in Attachment 1

'**Store Creation Fee**' means the amount specified in Schedule C.

'Store Maintenance Fee' means the amount specified in Schedule D.

'Store URL' means the URL at which the Store is located on the internet.

'Term' means the term of this Agreement as set out in Clause 3.1.

'URL' means a uniform resource locator, or internet address.

2. INTERPRETATION

2.1 If a party comprises more than one person, then a reference to that party, unless repugnant to context, is a reference to each of the persons comprising that party, both jointly and severally.

2.2 A reference to a person or other legal entity includes a natural person, a company, a firm or any other legal entity, whether acting as a trustee or otherwise, and vice versa.

2.3 A reference to "dollars" or "$" is a reference to United States dollars unless repugnant to context or expressly stated to the contrary in this Agreement.

2.4 The terms of a Clause prevail to the extent of any inconsistency with the terms of any Schedule or any Attachment.

3. TERM

3.1 The term of this Agreement commences on the Commencement Date and will continue for the Initial Period. At the end of the Initial Period, the term will automatically extend for consecutive periods of 12 months, unless terminated by either party at will by giving written notice to the other party not less than 3 calendar months prior to the expiry of the Initial Period, or any consecutive 12-month period, as the case may be, or unless otherwise validly terminated as permitted by this Agreement or under the law generally.

4. CREATION OF THE STORE

4.1 BVD will render the Store Creation Services to the Client. BVD will use reasonable endeavours to accommodate the Client's reasonable requirements in relation to the Store, however the appearance and functionality of the Store will be determined by BVD but will have the clients branding noted and in accordance with the branding show for previously created stores. Please refer to the sample store of www.mybluepiemusic.com

4.2 As soon as practicable after the date of this Agreement, BVD will make available to the Client a demonstration version of the Store. The Client will have 14 days, from the date on which BVD makes the "BETA or demonstration" version available to the Client, in which to request changes to the appearance of the Store. BVD will use reasonable endeavours to accommodate the Client's reasonable change requests, however the final appearance and functionality of the Store will be determined by BVD.

4.3 As soon as practicable after the end of the 14-day period referred to in clause 4.2 above, BVD will cause the Store to be made available to members of the public on the internet approx 45 days from the date of the Beta store being completed.

4.4 Any delivery dates or other timeframes nominated by BVD, or agreed between the parties, in connection with the Store Creation Services, are estimates only. Time will not be of the essence with respect to any such dates.

5. HOSTING AND OPERATION OF THE STORE

5.1 BVD will select and register the Store URL in consultation with the Client. BVD will register the Store URL in the name of the Client.

5.2 During the Term BVD will have sole responsibility for hosting, managing and operating the Store. BVD will cause the Store to be hosted from the Store URL. Subject to this Agreement, BVD will maintain and operate the store during the Term.

5.3 The Client will at all times during the Term:

(a) do all things reasonably necessary to allow BVD access to the Store URL to enable BVD to comply with its obligations under this Agreement, including providing BVD on demand with any registry keys or passwords necessary to access the Store or the Store URL; and

(b) maintain such link or links from the Client's websites to the Store as BVD may reasonably require.

5.4 BVD will use reasonable endeavours to accommodate any requests for changes to the Store or its operation made by the Client during the Term, however all matters concerning the operation and management of the Store will be determined by BVD, including without limitation the appearance and functionality of the Store, the Content offered for sale through the Store, the prices and other terms on which Content is offered, and the format or formats in which Content is offered.

5.5 Without limiting any of the foregoing, BVD will review not less than once per calendar month:

(a) the Content on offer through the Store;

(b) Client's allowed advertising in the Store as per Clause 6; and

(c) BVD's permitted advertising of Content and artists as per Clause 6.

The foregoing will not require BVD to conduct any major revisions of the Store, or revision of any third party advertising which has been included in the Store at the Client's direction and with BVD's consent.

6. ADVERTISING IN THE STORE

6.1 BVD may elect in its discretion to allocate space in the Store for advertising and promotion of the Content, including sound recordings and associated artists.

6.2 Any advertising space allocated in the Store by BVD must be allocated as follows:

(a) 50% to BVD's advertising under Clause 6.1; and

(b) 50% to the Client for the sole purpose of the Client promoting its own goods or services.

7. FEES, REVENUE AND ACCOUNTING

7.1 The Client must pay the Store Creation Fee to BVD as follows:

(a) As per the terms and conditions of the Addendum to Rights Agreement dated September 8, 2008 between the parties hereto.

7.2 During the Term, the Client must pay the Store Maintenance Fee to BVD quarterly in advance, on the first day of each calendar quarter of the 12-month period following Go Live Date. As per the terms and conditions of the Addendum to Rights Agreement dated September 8, 2008 between Blue Pie Productions and WinSonic, BVD hereby acknowledges the receipt of the first quarterly Store Maintenance Fee which was previously paid by the client. Accordingly, the next Store Maintenance Fee payment will be due three months following the Go Live Date. The Store Maintenance Fee will be paid in cash or capital stock of the Client, as mutually agreed by the parties hereto at least 14 days prior to the date such payment is due.

7.3 BVD has the sole right to collect Gross Revenue earned during the Term. BVD's right to collect Gross Revenue will extend beyond the Term in respect of Gross Revenue earned but not received during the Term.

7.4 BVD will pay the Client in accordance with the terms and conditions of the Addendum to Rights Agreement dated September 8, 2008 between the parties hereto. After giving BVD at least 14 days prior written notice, the Client is entitled to inspect the Store's financial records, as they pertain to this Agreement. The Client may not inspect those records more than once during any calendar year. If an inspection reveals an underpayment of more than $1,500.00, and 10% of the amount due to the Client, BVD will, in addition to making good the underpayment, reimburse the Client's reasonable inspection costs. Payments to the Client will be made to their nominated bank account. Client is to provide full bank details in **Schedule E.**

7.5 BVD is permitted to deduct from any amounts payable to the Client any and all applicable withholding tax and any and all other taxes or charges (including any Store Maintenance Fee due and payable) which BVD is from time-to-time legally allowed or required to deduct or withhold.

7.6 Any services rendered by BVD at the Client's direction in connection with the operation of the Store, other than Maintenance, the Store Creation Services and the correction of any defects or errors in the Maintenance and the Store Creation Services, will be chargeable to the client at BVD's usual rates and charges, including where applicable on an hourly basis.

8. INTELLECTUAL PROPERTY

8.1 The Client acknowledges and agrees that, subject only to bona fide third party interests, the BVD Intellectual Property is the exclusive property of BVD. The Client takes no interest in the BVD Intellectual Property under this Agreement. The Client shall not act in any way that would prejudice BVD's ownership and enjoyment of the BVD Intellectual Property.

8.2 Without limiting the foregoing, any Intellectual Property created in the course of this Agreement will be the sole property of BVD from creation.

8.3 The Client grants BVD a licence of the Client Intellectual Property, during the Term and throughout the world, in connection with the operation of the Store. Without limiting Clause 11, that licence is exclusive in that the Client may not during the Restraint Period, grant to any third party any rights in the Client Intellectual Property in connection with the promotion, sale or distribution of digital content, including without limitation sound recordings and audio-visual programmes in digital form. The Client warrants that it is the owner of the Client Intellectual Property and that the use by BVD of the Client Intellectual Property as permitted by this Agreement will not infringe the rights of any third party anywhere in the world.

8.4 Subject to terms of this Agreement, the Client is the sole owner of the Client Intellectual Property. BVD takes no interest in the Client Intellectual Property except as expressly permitted by this Agreement.

8.5 Subject to the terms of this Agreement, and in particular Clause 9, both parties agree not to disclose to any third party any Confidential Information of the other party. A party may disclose Confidential Information of the other party to its employees for purposes reasonably required in connection with this Agreement, or to its professional advisers for the purpose of obtaining professional advice. Both parties will use reasonable endeavours to ensure that any employees or professional advisers who receive the other party's Confidential Information do not disclose that information to third parties. Confidential Information of another party may however be disclosed:

(a)if it was in the public domain, or lawfully known by the recipient, prior to its disclosure to the recipient by the other party; or

(b) if required by law.

9. DATA OWNERSHIP AND USAGE RIGHTS

9.1 During the Term, the Client will make the Client Customer Data exclusively available to BVD for the purpose of BVD marketing and selling Content to customers of the Client and the Store. In connection with the foregoing, the Client warrants that it has obtained all necessary consents from its customers, including such consents as may be required to comply with the laws in any relevant jurisdictions relating to privacy, personal information and spam.

9.2 BVD is entitled to collect and compile data and information on individuals accessing or purchasing Content from the Store. To the extent that it is not already known to the Client, such data and information will become part of the Client Customer Information upon receipt by BVD. BVD is entitled to collect and compile the BVD Data. The BVD Data may be derived from, and may include, Non-Identifying Client Customer Data. For the avoidance of doubt, all rights in the BVD Data will be owned by BVD from creation, and BVD may use the BVD Data in its discretion both during and after the Term.

10. EXCLUSION OF WARRANTIES AND LIMITATIONS OF LIABILITY

10.1 Neither party hereto is liable to the other party or any other person in any circumstances for indirect, consequential or incidental damages or expenses of any kind (including, without limitation, loss of profits or other incidental or consequential damages) arising from or relating to this Agreement or the use of, or any inability to use, the Store or any Content. Unless expressly specified in this Agreement, BVD makes no warranty or representation in relation to the Store, the Content, or any services rendered by BVD in connection with this Agreement. BVD shall indemnify WinSonic against the breach of any of the third party content suppliers and any third party claims that the store my infringes or violates due to content take down requests, changes in rights holdings of various labels and content providers, changes in artists and or labels desires to have content available in any of the Blue Vault Digital stores and of the Client store. Any noted request made directly to WinSonic for content to be taken down and or any perceived rights violation then WinSonic will forward notice of any notification received to Blue Vault Digital. Blue Vault Digital will either remove the noted content or seek further instructions from the content owner or license partner. BVD will commit to completing any take downs of content requested within 30 days from date of the receipt of notice from either WinSonic or the rights holders to the noted content. Without limiting the forgoing, BVD warrants that:

(a) access to the Store will be uninterrupted or error-free for 98.5% of the time. From time to time servers will be required to be restarted, patches updated, virus updates applied to the software, major content updates completed or acts of God may prevail that are outside the control of BVD.

(b) the Store will be compatible and operable with the noted 10 major operating web browsers and all types of Microsoft, LINUX and operating systems;

(c) the code comprising the Store will be error-free;

(d) the Content, and the servers through which Content is delivered, are free from errors, viruses or other harmful components; and or the server or servers on which the Store is hosted are free from errors, viruses or other harmful components.

10.2 All statutory and other warranties, promises or representations however made or given, whether express or implied, as to the state, quality, merchantability, or fitness for use of the Store, the Content, or BVD's services under this Agreement, are expressly negatived and excluded to the fullest extent allowed by law. To the fullest extent to which it may from time to time be lawful to do so, the provisions of all statutes whether now existing or hereafter coming into force and operating directly or indirectly to lessen or otherwise modify or vary or effect in the Client's favour the Client's obligations hereunder, are expressly waived, negatived and excluded from this Agreement.

10.3 This Agreement will not be read or applied so as to purport to exclude, restrict or modify, or have the effect of excluding, restricting or modifying, the application of all or any of the provisions of Part V of the *Trade Practices Act 1974* (Cth) or Part VIII of the *Sale of Goods Act 1923* (NSW) or of any other statute, act or law of any State or Territory of the Commonwealth of Australia which by law cannot be excluded, restricted or modified.

11. RESTRAINT

11.1 The Client will be required to notify BVD within 30 days if it wishes to open another digital music store in a similar capacity with another provider and therefore compete with BVD.

11.2 Nothing in the Agreement prevents BVD from creating or operating digital stores or rendering similar services, or providing Content, to any third party anywhere in the world, including without limitation to third parties who are, or may be, competitive with the Client.

12. TERMINATION

12.1 Neither party may terminate this Agreement, in reliance on an alleged material breach by the other party, unless the party wishing to terminate has given the other party written notice of the alleged material breach and allowed it not less than 30 days to remedy it.

12.2 In addition to BVD's rights under Clause 12.1, and without limiting any other provision of this Agreement, BVD may terminate this Agreement by written notice without liability to compensate the Licensor:

(a) if the Client goes into Liquidation; or

(b) if BVD at any time reasonably considers the Store no longer commercially viable.

12.3 Termination of this Agreement is without prejudice to the rights of either party which may have accrued prior to termination.

13. GST

13.1 Any reference in this Clause 13 to a term defined or used in *A New Tax System (Goods and Services Tax) Act 1999* (Cth) is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

13.2 Amounts stated in this Agreement are calculated without reference to GST unless expressly stated to the contrary.

13.3 To the extent that any supply made under or in connection with this Agreement is a taxable supply, the consideration to be provided under this Agreement for that supply is increased by an amount equal to the amount of that consideration multiplied by the rate at which GST is imposed in respect of the supply.

13.4 Costs or expenses to be reimbursed or indemnified under this Agreement exclude any amount in respect of GST included in the costs or expenses for which an entitlement arises to claim an input tax credit.

14. FORCE MAJEURE

14.1 To the extent that a party is unable to perform its obligations under this Agreement as a result of war, flood, storm, riot, fire, accident, civil commotion, "acts of god", government action, power failure, equipment failure, strike, lock out, or any other cause beyond the reasonable control of the party concerned, that party's obligations will be suspended for the duration of the cause in question, without that party having any liability to the other party as a result of the first party's non-performance.

15. NOTICES

15.1 All notices given under or in connection with this Agreement must be given in writing and addressed to the party concerned at their address specified in this Agreement.

15.2 Any notice given provided by this Clause shall be deemed received by the party to whom it is addressed when:

(a) in the case of any notice delivered by hand, when so delivered;

(b) if sent by pre-paid post on the fourth clear Sydney business day after the date of posting; and

(c) in the case of any notice by facsimile, upon the issue to the sender of a transmission control or other like report from the despatching facsimile machine which shows the relevant number of pages comprised in the notice to have been sent and the result of the transmission is "OK".

16. GENERAL PROVISIONS

16.1 This Agreement supersedes all prior representations, arrangements, understandings and agreements between the parties relating to the subject matter of this Agreement **(except the Addendum to Rights Agreement dated September 8, 2008)** and sets forth the entire and exclusive agreement and understanding between the parties relating to the subject matter of this Agreement.

16.2 Each party agrees to do all acts and execute such further documents and instruments as may reasonably be required to give effect to the intentions of the parties under this Agreement.

16.3 The parties may execute this Agreement in two or more counterparts and all counterparts together shall constitute one instrument.

16.4 Neither party hereto is entitled to assign its rights under this Agreement, or novate this Agreement, without the prior written consent of the other party. In the event that either party hereto is sold or acquired then either party will provide formal notice to either party and novate its respective obligations under this Agreement to a third party buyer.

16.5 Without limiting Clause 16.4, the Client acknowledges that BVD may sub-contract the provision of services under this Agreement to third parties in its discretion.

16.6 Each provision of this Agreement capable of having effect after the Term and each representation and warranty made in this Agreement shall survive the termination of this Agreement.

16.7 This Agreement is made in the State of New South Wales, Australia. It shall be construed in accordance with and shall be governed by the laws for the time being in force in the State of New South Wales, Australia.

16.8 The Client irrevocably submits to and accepts the non-exclusive jurisdiction of any of the courts of the State of New South Wales in relation to any claim brought by it relating to this Agreement. Nothing prevents BVD from commencing any proceedings against the Client in a court of territory outside of New South Wales.

16.9 If the Client is a body corporate, any person signing this Agreement on behalf of the Client personally warrants that they have the necessary authority to bind the Client to this Agreement.

Signed for and on behalf of Blue Vault Digital Pty Limited by its authorised representative:	Signed for and on behalf of the Client by its authorised representative:
[signature] 15/9/08	[signature] 9-16-08
Damien Reilly	
CEO -	

SCHEDULES

A. Initial Period: 2 Years

B. Client Trade Marks:

C. Store Creation Fee:

D. Store Maintenance Fee: $7,000 per month payable quarterly in advance for $21,000. This will run for the Initial Period and will increase by 10% for each subsequent 12-month period under Clause 3.1.

E. Bank Account Details: WinSonic to provide full bank details for payments.

Attachment 1

Store Creation Services and Specifications

Contact Details:

Head Office:

Blue Vault Digital Pty Ltd
ABN: 68 126 638 417
The Technopark Unit 37 No 6 Herbert Street
St Leonards NSW 2065
Australia
p: 612 9310 0155 - f: 612 9310 0166
e: sales@bluevaultdigital.com
w: www.bluevaultdigital.com
w: www.mybluepiemusic.com

Blue Pie Productions Pty Ltd – Legal Team

Triumph Legal
Suite 1, Level 1,
179 Northumberland Street
Liverpool NSW 2170
p: 612 8747 0163
f: 612 8747 0173
e: pardos@triumphlegal.com.au
w: www.triumphlegal.com.au

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